EXHIBIT 19

                                                      HIGHLIGHTS (UNAUDITED)

                                     Three Months Ended June 30,        Six Months Ended June 30,       Twelve Months Ended June 30,
                                     ---------------------------        -------------------------       ----------------------------

Dollars in thousands                                   % Increase                       % Increase                       % Increase
(except per share amounts)             1998        1997 (Decrease)      1998        1997 (Decrease)      1998        1997 (Decrease)
--------------------------             ----        ---- ----------      ----        ---- ----------      ----        ---- ----------
FROM CURRENT BUSINESSES1:
   Revenues and sales:
      Wireline                     $341,067    $311,294    10     $  675,514  $  612,470     10    $1,331,926  $1,201,902     11
      Wireless                      154,877     137,711    12        295,506     261,828     13       576,404     509,969     13
                                   --------    --------           ----------  ----------           ----------  ----------
        Total communications        495,944     449,005    10        971,020     874,298     11     1,908,330   1,711,871     11
      Information services          297,191     247,613    20        564,052     464,777     21     1,072,648     900,682     19
      Product distribution          111,277      81,097    37        193,050     157,157     23       352,748     299,772     18
      Other operations               30,080      27,848     8         53,332      62,106    (14)      110,106     125,499    (12)
                                   --------    --------           ----------  ----------           ----------  ----------
        Total revenues and sales   $934,492    $805,563    16     $1,781,454  $1,558,338     14    $3,443,832  $3,037,824     13
                                   ========    ========           ==========  ==========           ==========  ==========

   Operating income:
      Wireline                     $109,773    $108,638     1     $  225,428  $  214,539      5    $  457,339  $  414,967     10
      Wireless                       50,171      44,399    13         91,181      84,087      8       186,924     164,017     14
      Other                          (4,609)          -     -         (5,556)          -      -        (6,985)          -      -
                                   --------    --------           ----------  ----------           ----------  ----------
        Total communications        155,335     153,037     2        311,053     298,626      4       637,278     578,984     10
      Information services           39,404      35,739    10         76,267      69,403     10       152,086     139,923      9
      Product distribution            4,874       3,879    26          8,455       7,157     18        13,782      13,914     (1)
      Other operations                2,457       1,783    38          4,215       4,711    (11)        8,292      10,444    (21)
      Corporate expenses             (5,568)     (5,739)   (3)       (11,941)    (11,112)     7       (29,749)    (24,860)    20
                                   --------    --------           ----------  ----------           ----------  ----------
        Total operating income     $196,502    $188,699     4     $  388,049  $  368,785      5    $  781,689  $  718,405      9
                                   ========    ========           ==========  ==========           ==========  ==========

   Net income                      $106,709    $ 97,348    10     $  207,987  $  189,178     10    $  417,706  $  372,064     12
   Basic earning per share             $.58        $.52    12          $1.13       $1.01     12         $2.26       $1.97     15

AS REPORTED:
   Revenues and sales              $934,492    $816,880    14     $1,781,454  $1,601,185     11    $3,443,832  $3,214,884      7
   Operating income                $196,502    $172,159    14     $  388,049  $  353,384     10    $  781,689  $  592,954     32
   Net income                      $196,898    $173,890    13     $  320,449  $  275,598     16    $  552,737  $  391,354     41
   Basic earnings per share           $1.07        $.93    15          $1.74       $1.47     18         $2.99       $2.08     44
Weighted average common shares  184,342,000 186,708,000    (1)   184,208,000 186,775,000     (1)  184,775,000 187,944,000     (2)
Current annual dividend rate
   per common share                   $1.16       $1.10     5

Capital expenditures               $156,436    $102,954    52     $  256,782  $  248,305      3    $  554,050  $  489,095     13
Total assets                                                                                       $5,876,855  $5,411,387      9
Wireline access lines                                                                               1,847,007   1,731,272      7
Wireless customers                                                                                  1,009,556     890,017     13
Long-distance customers                                                                               338,306     188,868     79

1From  current  businesses   excludes  the  sold  healthcare,   wire  and  cable operations,  the provision to reduce carrying value of certain assets, and gain on disposal of assets.


                                          CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                             Three Months              Six Months                 Twelve Months
                                                            Ended June 30,           Ended June 30,               Ended June 30,
                                                            --------------           --------------               --------------

(Dollars in thousands, except per share amounts)            1998         1997          1998        1997            1998        1997
-----------------------------------------------             ----         ----          ----        ----            ----        ----
REVENUES AND SALES:
  Service revenues                                      $767,707     $673,957    $1,485,641   $1,299,771     $2,886,777  $2,593,010
  Product sales                                          166,785      142,923       295,813      301,414        557,055     621,874
                                                        --------     --------    ----------   ----------     ----------  ----------
      Total revenues and sales                           934,492      816,880     1,781,454    1,601,185      3,443,832   3,214,884
                                                        --------     --------    ----------   ----------     ----------  ----------

COSTS AND EXPENSES:
  Operations                                             503,554      425,933       949,746      818,215      1,818,270   1,640,217
  Cost of products sold                                  113,364       93,101       197,444      197,171        362,437     414,441
  Depreciation and amortization                          121,072      108,813       246,215      215,541        481,436     430,118
  Provision to reduce carrying value of
    certain assets                                             -       16,874             -       16,874              -     137,154
                                                        --------     --------    ----------   ----------     ----------  ----------
      Total costs and expenses                           737,990      644,721     1,393,405    1,247,801      2,662,143   2,621,930
                                                        --------     --------    ----------   ----------     ----------  ----------

OPERATING INCOME                                         196,502      172,159       388,049      353,384        781,689     592,954

Other income, net                                          4,139          590         9,280           17         14,499       2,165
Interest expense                                         (32,417)     (31,884)      (65,916)     (63,886)      (132,211)   (128,519)
Gain on disposal of assets and other                     148,159      155,993       184,743      172,209        219,156     172,209
                                                        --------     --------    ----------   ----------     ----------  ----------

Income before income taxes                               316,383      296,858       516,156      461,724        883,133     638,809
Income taxes                                             119,485      122,968       195,707      186,126        330,396     247,455
                                                        --------     --------    ----------   ----------     ----------  ----------

Net income                                               196,898      173,890       320,449      275,598        552,737     391,354
Preferred dividends                                          231          256           471          514            965       1,037
                                                        --------     --------    ----------   ----------     ----------  ----------

Net income applicable to common shares                  $196,667     $173,634    $  319,978   $  275,084     $  551,772  $  390,317
                                                        ========     ========    ==========   ==========     ==========  ==========

EARNINGS PER SHARE:
    Basic                                                  $1.07         $.93         $1.74        $1.47          $2.99       $2.08
    Diluted                                                $1.06         $.92         $1.72        $1.46          $2.96       $2.06



                                        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                  Six Months                                   Twelve Months
                                                                 Ended June 30,                                Ended June 30,
                                                                 --------------                                --------------
(Dollars in thousands)
----------------------
                                                              1998               1997                      1998               1997
                                                              ----               ----                      ----               ----
NET CASH PROVIDED FROM OPERATIONS                         $397,907           $306,349                  $889,783           $746,740
                                                          --------           --------                  --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (256,782)          (248,305)                 (554,050)          (489,095)
  Purchase of property, net of cash acquired                     -            (40,447)                  (10,186)           (40,447)
  Additions to capitalized software development costs      (45,878)           (32,822)                  (87,281)           (80,615)
  Additions to other intangible assets                           -           (146,526)                        -           (146,526)
  Additions to investments                                 (13,733)            (3,503)                  (53,597)           (12,035)
  Proceeds from the sale of/return on investments          222,001            189,330                   232,420            195,544
  Proceeds from the sale of assets                               -            151,958                    48,640            151,958
  Other, net                                                (7,519)           (31,922)                  (62,304)           (85,035)
                                                          --------           --------                  --------           --------

    Net cash used in investing activities                 (101,911)          (162,237)                 (486,358)          (506,251)
                                                          --------           --------                  --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends on preferred and common stock                 (107,274)          (103,234)                 (210,352)          (202,310)
  Reductions in long-term debt                            (179,929)           (18,935)                  (64,491)           (43,098)
  Purchase of common stock                                       -            (38,262)                 (137,349)          (113,866)
  Preferred stock redemptions and purchases                   (518)              (493)                     (898)              (511)
  Long-term debt issued                                        113             25,070                       113            111,089
  Common stock issued                                       12,122              6,344                    17,798              6,243
                                                          --------           --------                  --------           --------

    Net cash used in financing activities                 (275,486)          (129,510)                 (395,179)          (242,453)
                                                          --------           --------                  --------           --------

Increase (decrease) in cash and short-term investments      20,510             14,602                     8,246             (1,964)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                                       16,212             13,874                    28,476             30,440
                                                          --------           --------                  --------           --------

  End of period                                           $ 36,722           $ 28,476                  $ 36,722           $ 28,476
                                                          ========           ========                  ========           ========



                                             CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                          June 30,              Dec. 31,           June 30,
ASSETS (Dollars in thousands)                                                 1998                  1997               1997
-----------------------------                                           ----------            ----------         ----------
CURRENT ASSETS:
   Cash and short-term investments                                      $   36,722            $   16,212         $   28,476
   Accounts receivable (less allowance for
     doubtful accounts of $20,568, $18,562
     and $21,363, respectively)                                            567,208               560,928            513,071
   Materials and supplies                                                   19,425                14,237             16,883
   Inventories                                                              46,601                51,277             46,687
   Prepaid expenses                                                         32,150                23,190             41,251
                                                                        ----------            ----------         ----------
   Total current assets                                                    702,106               665,844            646,368
                                                                        ----------            ----------         ----------

Investments                                                                907,939               775,647            764,948
Goodwill and other intangibles                                             606,196               606,484            589,203

PROPERTY, PLANT AND EQUIPMENT:
   Wireline                                                              4,168,128             4,068,502          3,841,492
   Wireless                                                                747,175               692,490            630,020
   Information services                                                    591,004               539,743            504,131
   Other                                                                    11,589                11,008             12,558
   Under construction                                                      202,354               218,951            257,410
                                                                        ----------            ----------         ----------
   Total property, plant and equipment                                   5,720,250             5,530,694          5,245,611
   Less accumulated depreciation                                         2,503,608             2,340,242          2,163,254
                                                                        ----------            ----------         ----------
   Net property, plant and equipment                                     3,216,642             3,190,452          3,082,357
                                                                        ----------            ----------         ----------

Other assets                                                               443,972               395,018            328,511
                                                                        ----------            ----------         ----------

TOTAL ASSETS                                                            $5,876,855            $5,633,445         $5,411,387
                                                                        ==========            ==========         ==========




                                                                          June 30,              Dec. 31,           June 30,
LIABILITIES AND SHAREHOLDERS' EQUITY                                          1998                  1997               1997
                                                                        ----------            ----------         ----------

CURRENT LIABILITIES:
   Current maturities of long-term debt                                 $   47,950            $   48,028         $   39,754
   Accounts payable                                                        210,093               237,865            195,030
   Advance payments and customer deposits                                  102,637                84,215             71,019
   Accrued taxes                                                           134,048                74,681             59,273
   Accrued dividends                                                        55,491                55,012             52,885
   Other current liabilities                                               112,303               137,480            120,712
                                                                        ----------            ----------         ----------
   Total current liabilities                                               662,522               637,281            538,673
                                                                        ----------            ----------         ----------

Long-term debt                                                           1,694,434             1,874,172          1,767,008
Deferred income taxes                                                      755,215               665,473            647,485
Other liabilities                                                          245,364               242,388            230,120
Preferred stock, redeemable                                                  5,128                 5,625              5,974

SHAREHOLDERS' EQUITY:
   Preferred stock                                                           9,134                 9,155              9,186
   Common stock                                                            184,355               183,673            186,870
   Additional capital                                                      164,376               152,936            266,751
   Unrealized holding gain on investments                                  381,556               300,671            324,334
   Retained earnings                                                     1,774,771             1,562,071          1,434,986
                                                                        ----------            ----------         ----------
   Total shareholders' equity                                            2,514,192             2,208,506          2,222,127
                                                                        ----------            ----------         ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $5,876,855            $5,633,445         $5,411,387
                                                                        ==========            ==========         ==========


              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Financial Statement Presentation:
      The consolidated financial statements at June 30, 1998 and 1997 and for the three, six and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain prior year amounts have been reclassified to conform with the 1998 financial statement presentation.

2.    Subsequent Event-Merger Agreement:
      On July 1, 1998, ALLTEL completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. The stockholders of each company approved the merger at special meetings held on June 23, 1998. Under terms of the merger agreement, 360 became a wholly-owned subsidiary of ALLTEL, and each outstanding share of 360 common stock was converted into the right to receive .74 shares of ALLTEL common stock. Accordingly, ALLTEL issued in aggregate 89.8 million shares to former stockholders of 360. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Post-merger financial statements combining the results of ALLTEL and 360 will first be presented as of and for the interim periods ended September 30, 1998 and 1997. Annual and interim financial statements of ALLTEL for periods prior to the merger will be restated to reflect the merger transaction. The following supplemental financial information presents the combined operating results of ALLTEL and 360 for the interim periods ended June 30, 1998 and 1997. The combined results include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360:

                                                      Three Months Ended           Six Months Ended           Twelve Months Ended
      (In thousands, except per share amounts)              June 30,                   June 30,                     June 30,
      ----------------------------------------        -------------------          ------------------         --------------------
                                                        1998         1997           1998         1997            1998         1997
                                                        ----         ----           ----         ----            ----         ----
      Revenues and sales:
         ALLTEL                                   $  934,492   $  816,880     $1,781,454   $1,601,185      $3,443,832   $3,214,884
         360                                         398,613      340,262        753,448      647,108       1,453,512    1,229,112
         Eliminations and reclassifications          (32,807)     (17,296)       (52,032)     (35,074)        (91,007)     (66,464)
                                                  ----------   ----------     ----------   ----------      ----------   ----------
         Combined                                 $1,300,298   $1,139,846     $2,482,870   $2,213,219      $4,806,337   $4,377,532
                                                  ==========   ==========     ==========   ==========      ==========   ==========
      Net income:
         ALLTEL                                   $  196,898   $  173,890     $  320,449   $  275,598      $  552,737   $  391,354
         360                                          37,119       21,807         81,239       31,252         131,482       59,508
         Eliminations and reclassifications                -            -              -            -               -            -
                                                  ----------   ----------     ----------   ----------      ----------   ----------
         Combined                                 $  234,017   $  195,697     $  401,688   $  306,850      $  684,219   $  450,862
                                                  ==========   ==========     ==========   ==========      ==========   ==========
      Combined earnings per share:
         Basic                                          $.85         $.70          $1.46        $1.10           $2.49        $1.62
         Diluted                                        $.84         $.70          $1.45        $1.10           $2.47        $1.61

3.    Comprehensive Income:
      Effective January 1, 1998, ALLTEL adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). Annual financial statements of ALLTEL for prior periods will be reclassified to conform to SFAS 130's presentation requirements.
      Comprehensive income for the three, six and twelve month periods ended June 30, 1998 and 1997 was as follows:

                                                      Three Months Ended           Six Months Ended            Twelve Months Ended
      (Dollars in thousands)                               June 30,                    June 30,                      June 30,
      ----------------------                          -------------------          ------------------          -------------------
                                                        1998         1997           1998         1997            1998         1997
                                                        ----         ----           ----         ----            ----         ----
      Net income                                    $196,898     $173,890       $320,449     $275,598        $552,737     $391,354
                                                    --------     --------       --------     --------        --------     --------
      Other comprehensive income (loss):
         Unrealized holding gains on
           investments arising during the period      77,596      207,590        319,263      106,171         282,541       62,498
         Reclassification adjustments for
           gains included in net income             (148,159)    (155,993)      (184,743)    (155,993)       (184,743)    (155,993)
                                                    --------     --------       --------     --------        --------     --------
         Other comprehensive income (loss)
           before taxes                              (70,563)      51,597        134,520      (49,822)         97,798      (93,495)
         Income tax expense (benefit)                (26,621)      13,239         53,635      (22,289)         40,576      (50,587)
                                                    --------     --------       --------     --------        --------     --------
      Other comprehensive income (loss)              (43,942)      38,358         80,885      (27,533)         57,222      (42,908)
                                                    --------     --------       --------     --------        --------     --------
      Comprehensive income                          $152,956     $212,248       $401,334     $248,065        $609,959     $348,446
                                                    ========     ========       ========     ========        ========     ========

4.    Gain on Disposal of Assets and Other:
      During the second quarter of 1998, the Company recorded a pretax gain of $148.2 million from the sale of a portion of its investment in WorldCom, Inc. common stock. Proceeds from this sale amounted to $162.6 million. This transaction increased net income $90.2 million or $.49 per share. During the first quarter of 1998, the Company recorded a pretax gain of $36.6 million primarily from the sale of a portion of its investment in WorldCom, Inc. common stock. Proceeds from the sale of stock amounted to $40.7 million. This transaction resulted in an increase of $22.3 million in net income and $.12 in earnings per share.

5.    Earnings per Share:
      A reconciliation of the net income and number of shares used in computing basic and diluted earnings per share for the three, six and twelve month periods ended June 30, 1998 and 1997 was as follows:

                                                          Three Months Ended          Six Months Ended          Twelve Months Ended
      (In thousands, except per share amounts)                 June 30,                   June 30,                    June 30,
      ----------------------------------------            -------------------         -----------------         -------------------
                                                             1998        1997           1998       1997            1998        1997
                                                             ----        ----           ----       ----            ----        ----
      Basic earnings per share:
        Net income applicable to common shares           $196,667    $173,634       $319,978   $275,084        $551,772    $390,317
        Weighted average common shares
          outstanding for the period                      184,342     186,708        184,208    186,775         184,775     187,944
                                                         --------    --------       --------   --------        --------    --------
        Basic earnings per share                            $1.07        $.93          $1.74      $1.47           $2.99       $2.08
                                                            =====        ====          =====      =====           =====       =====
      Diluted earnings per share:
        Net income applicable to common shares           $196,667    $173,634       $319,978   $275,084        $551,772    $390,317
        Adjustments for convertible securities:
           Preferred stocks                                    38          52             84        106             184         214
                                                         --------    --------       --------   --------        --------    --------
        Net income applicable to common shares
           assuming conversion of above securities       $196,705    $173,686       $320,062   $275,190        $551,956    $390,531
                                                         --------    --------       --------   --------        --------    --------
        Weighted average common shares
           outstanding for the period                     184,342     186,708        184,208    186,775         184,775     187,944
         Increase in shares which would result from:
           Exercise of stock options                        1,638       1,384          1,741      1,081           1,434       1,021
           Conversion of convertible preferred stocks         470         538            473        541             490         547
                                                         --------    --------        -------    -------         -------     -------
        Weighted average common shares
           assuming conversion of above securities        186,450     188,630        186,422    188,397         186,699     189,512
                                                         --------    --------        -------    -------         -------     -------
        Diluted earnings per share                          $1.06        $.92          $1.72      $1.46           $2.96       $2.06
                                                            =====        ====          =====      =====           =====       =====

6.    Business Segment Information:
      Operating results for each of the Company's business segments for the three, six and twelve month periods ended June 30, 1998 and 1997 were as follows:

                                                      Three Months Ended           Six Months Ended           Twelve Months Ended
      (In thousands)                                        June 30,                   June 30,                     June 30,
      --------------                                  --------------------         -------------------        ---------------------
                                                        1998          1997           1998         1997           1998          1997
                                                        ----          ----           ----         ---            ----          ----
      Revenues and Sales:
        Wireline                                    $341,067      $311,294     $  675,514   $  612,470     $1,331,926    $1,201,902
        Wireless                                     154,877       137,711        295,506      261,828        576,404       509,969
                                                    --------      --------     ----------   ----------     ----------    ----------
           Total communications                      495,944       449,005        971,020      874,298      1,908,330     1,711,871
        Information services                         297,191       247,613        564,052      464,777      1,072,648       963,690
        Product distribution                         111,277        92,414        193,050      200,004        352,748       413,824
        Other operations                              30,080        27,848         53,332       62,106        110,106       125,499
                                                    --------      --------     ----------   ----------     ----------    ----------
           Total                                    $934,492      $816,880     $1,781,454   $1,601,185     $3,443,832    $3,214,884
                                                    ========      ========     ==========   ==========     ==========    ==========
      Operating Income:
        Wireline                                    $109,773      $108,638     $  225,428   $  214,539     $  457,339    $  414,967
        Wireless                                      50,171        44,399         91,181       84,087        186,924       164,017
        Other                                         (4,609)            -         (5,556)           -         (6,985)            -
                                                    --------      --------     ----------   ----------     ----------    ----------
           Total communications                      155,335       153,037        311,053      298,626        637,278       578,984
        Information services                          39,404        35,739         76,267       69,403        152,086        71,391
        Product distribution                           4,874         4,213          8,455        8,630         13,782        19,169
        Other operations                               2,457         1,783          4,215        4,711          8,292        10,444
        Corporate expenses                            (5,568)      (22,613)       (11,941)     (27,986)       (29,749)      (87,034)
                                                    --------      --------     ----------   ----------     ----------    ----------
           Total                                    $196,502      $172,159     $  388,049   $  353,384     $  781,689    $  592,954
                                                    ========      ========     ==========   ==========     ==========    ==========

                                       24

TO ALLTEL STOCKHOLDERS:

ALLTEL's second quarter 1998 financial results from current businesses produced quarterly revenues and earnings per share growth of 16 percent and 12 percent, respectively, to $934,492,000 and 58 cents per share.
     These results exclude the operations of 360 Communications Company, which merged with ALLTEL on July 1.
     Highlights from current businesses in the second quarter include:
     o   All major business units produced double-digit growth in revenues.
     o   Wireless customer base surpassed the 1 million customer level.
     o Wireless average revenue per customer increased 6 percent from the first quarter.
     o Wireline access line growth exceeded 6 percent for the third consecutive quarter.
     o ALLTEL introduced a single-bill, bundled service offering including wireless, Internet and long-distance in its first
         PCS market, Jacksonville, Fla.
     o   Long-distance  customer  base grew to  338,000  customers,  a
         79 percent increase from last year.
     o Operating income from information services grew at a double-digit rate, reflecting continued double-digit revenue growth.
     I am very pleased with ALLTEL's double-digit earnings growth in the quarter, and I am particularly pleased we could do this while working to merge ALLTEL and 360 Communications. Our integration teams continue work on the details of combining the companies, and we are more convinced than ever that the transition will be a smooth one, that we will realize the cost savings estimated earlier, and that the company's future results will show the benefits of the merger.
     During the quarter, ALLTEL's wireline business experienced double-digit increases in revenues fueled by the strong demographics of our largely rural service areas. Additionally, the success of new product offerings -- including long-distance, Internet access and competitive local exchange carrier (CLEC) services --was a positive factor in the quarter.
     The results of our CLEC strategy in Little Rock are particularly encouraging. With the success of this offering, we have achieved our goal of becoming the first full-service communications provider in this market, now offering CLEC, long-distance, wireless and paging and Internet access. In addition, we are now actively selling CLEC services to a second market - Charlotte, N.C. - an area where we have a number of competitive advantages including a switch and fiber loop, an effective network of wireless distribution outlets, and strong brand awareness.
     Also during the quarter, our integrated communications structure enabled us to deliver a bundled service offering in Jacksonville, Fla. Our competitors in that market simply cannot match the breadth of our service array. Results to date in that market clearly demonstrate the advantages a full-service provider has over a single- or limited-product provider.
     Wireless operations produced double-digit growth in revenues, operating income and customer growth, with customer count breaking through the 1 million mark. In addition, average revenue per customer increased 6 percent from the first quarter.
     Information services continued to generate double-digit revenue growth coming from new and existing customers, while operating income grew at a double-digit rate in the second quarter.

ALLTEL and 360 Communications Complete Merger
On July 1, ALLTEL and 360 Communications completed their merger, creating a formidable new competitor in the communications industry. Together, our two companies have tremendous local presence. In addition to our numerous distribution outlets, we have a growing facilities-based network, as well as existing relationships with a customer segment very willing to buy communications products.
     These three factors together distinguish us from our competitors and provide a platform for continuing to grow the value of the combined company.
Second quarter pro forma results from current businesses for the combined company indicated 16 percent and 14 percent growth in revenues and operating income, respectively, and 21 percent growth in basic earnings per share.
     The merged company has more than $4.9 billion in annual revenues, $8.9 billion in assets, $12 billion in market capitalization and serves more than 5.6 million communications customers in 22 states and operates more than 700 retail outlets. The combined company employs more than 20,000 people worldwide.
     The 360 Communications name will change to ALLTEL in mid-September.

Four named to ALLTEL Board
In conjunction with the merger of ALLTEL and 360 Communications, ALLTEL has expanded the membership of its board of directors from 11 to 15. Three members of 360's board of directors have been appointed to serve on ALLTEL's board. They are Dennis Foster, ALLTEL vice chairman; Michael Hooker, chancellor of the University of North Carolina; and Frank E. Reed, former 360 chairman. Also joining the expanded ALLTEL board is Charles H. Goodman, vice president of Henry Crown and Co. of Chicago.

Poland's largest bank signs agreement with ALLTEL
In June, ALLTEL signed a long-term information technology (IT) agreement with Grupa Pekao SA, Poland's largest bank in terms of assets. Pekao is headquartered in Warsaw and provides commercial and retail banking services. At year-end 1997, Pekao had $13.4 billion in assets and 564 branches.
     The contract is ALLTEL's first in Poland and increases to 48 the number of countries in which ALLTEL provides services. Under terms of the agreement, ALLTEL will implement its integrated financial software system for Pekao and provide a wide range of professional services, including technical strategic planning, application software customization and implementation, and integration of non-ALLTEL systems with ALLTEL products.

Board Declares Dividends
ALLTEL's board of directors declared regular quarterly dividends on ALLTEL's common stock. The 29 cent dividend is payable October 3, 1998 to stockholders of record as of September 8, 1998.
     Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable September 15, 1998 to stockholders of record as of August 21, 1998.


/s/Joe T. Ford

Joe T. Ford
Chairman and Chief Executive Officer
July 23, 1998


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